UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2015 (January 6, 2015)

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

366 Walker Drive

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 6, 2015 Rex Energy Corporation (“Rex Energy”) entered into a separation agreement and complete release with Michael L. Hodges, outgoing Chief Financial Officer of Rex Energy and its wholly owned subsidiary, Rex Energy Operating Corp. (“Rex Operating,” together with Rex Energy, the “Company”).

The separation agreement provides that Mr. Hodges will be entitled to receive the portion of restricted stock granted to him under the terms of a Performance-based Restricted Stock Award Agreement dated June 18, 2012 (the “Award Agreement”), if any, that is earned based on the level of achievement certified by the Compensation Committee of the Board of Directors of Rex Energy. Notwithstanding anything to the contrary provided in the Award Agreement, and provided that Mr. Hodges complies with the terms of the separation agreement, Mr. Hodges will be entitled to receive the shares of stock, upon the lapse of the applicable restrictions, on March 1, 2015 if, and only to the extent that, the Compensation Committee certifies that the performance goals described in the Award Agreement have been satisfied.

Under the separation agreement, Mr. Hodges has agreed to customary confidentiality, non-solicitation, non-disparagement, and further assurances covenants with respect to the Company. The separation agreement is subject to a revocation period and, absent a revocation by Mr. Hodges, becomes effective on January 13, 2015.

The foregoing summary of Mr. Hodges’s separation agreement is qualified in its entirety by reference to the full text of the agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: January 12, 2015	By:	/s/ Jennifer L. McDonough
		Name:	Jennifer L. McDonough
		Title:	Senior Vice President, General Counsel and Secretary